EXHIBIT 99.1

November 30, 2000

Dear Shareholders,

Alfacell made solid progress in fiscal year 2000.

ONCONASE(R) is now a research standard by which all other compounds in its class are judged. We are honored by the inclusion of ONCONASE in a textbook entitled "Concepts in Biochemistry" second edition by Dr. Rodney F. Boyer, an important name in biochemistry. It is being published by Brooks/Cole, in 2001. In this textbook, generations of students will learn about the unique properties of ONCONASE that hopefully will stimulate them to further their intellectual pursuits. The new century holds great promise for incredible advances in medicine. We delight in being part of this promise and welcome the challenge.

Our long-term strategic goal was and remains today--gaining marketing approval for our flagship product ONCONASE. The first part of our plan was put into action when we met with the FDA in a Pre-NDA meeting earlier this year (please refer to our 10-K for fiscal year ended July 31, 2000). The favorable outcome has energized every member of the Alfacell team as we move toward completion of the final stages of the drug development process. Our focused research and development programs have strengthened our capacity to make a major contribution to healthcare.

From inception, we have employed appropriate strategic collaborations to enhance the development and commercialization of our revolutionary products in a prudent and cost-effective way. For example, by outsourcing our drug manufacturing, we can produce ONCONASE according to GMP requirements for clinical use, and are also poised to initiate large-scale commercial manufacturing, pending marketing approval.

Our business approach and strategic collaborations, such as with the NCI and other important scientists/institutions worldwide, have enabled us to make significant and cost-effective progress in the development of our product pipeline. Our novel RNase has renewed interest in this area of research, particularly, in the immunotoxin field. Our collaboration with the NCI has produced an ONCONASE construct, which is undergoing GMP scale-up manufacturing and is slated to enter clinical trials in 2001. This particular drug product is an immunotoxin believed to be superior to those constructs containing other toxins from bacterial or plant origins, such as diphtheria toxin or ricin A, or conjugates containing other RNases; all of which have been shown to be of little therapeutic value due to their life-threatening toxicities, namely severe allergic reactions and vascular capillary leak syndrome.

Life-threatening toxicities have not been observed in Alfacell's ONCONASE construct, which targets non-Hodgkin's lymphoma, and therefore, make it an ideal candidate for clinical development. The results of this research have been presented at the 5th International Symposium on Predictive Oncology and Therapy in Geneva, Switzerland, October 28-31, 2000, as well as at the NCI-EORTC-AACR Symposium on New Drugs in Cancer Therapy, in Amsterdam, Netherlands, November 7-10, 2000, by our NCI colleagues. Although our major

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focus is in cancer, we envision such unique constructs to be developed into more efficacious medications for a variety of human diseases, and currently have a number of these constructs in pre-clinical evaluation.

Our innovative research continues to strengthen our current patent position, as well as add to our intellectual property portfolio. In keeping with our rapidly expanding technology, we also continue to seek intellectual property protection when appropriate. This year, we had three new U.S. patents allowed, and a number of additional patents have been filed in the U.S. and other territories.

We have always considered the European Union an important market for ONCONASE. In order to gain marketing approval in Europe, we have retained the services of a European regulatory firm that has been authorized to act as Alfacell's representatives for all European regulatory matters. Their immediate task is to expand our clinical program in Germany, Italy and France and assist us with filing a marketing registration for ONCONASE in the European community. Our clinical and regulatory teams remain focused on ensuring the timely and successful filings and approval of ONCONASE for the malignant mesothelioma indication, both domestically and abroad.

In October 2000, Alfacell filed an application for Orphan Medicinal Product Designation for ONCONASE with the European Agency for the Evaluation of Medicinal Products (EMEA), which was accepted for consideration. Dr. D. Taruscio, the Italian member of the Committee of Orphan Medicinal Products
(COMP) was designated as our COMP coordinator and Dr. F. Pagnatti as the co-rapporteur at the 6th Meeting of COMP held October 26 and 27th in England. The EMEA has initiated review of our application and an opinion from the EMEA is expected in Q1 2001.

Interest in ONCONASE has dramatically increased by major European and international firms upon learning of our favorable preliminary Phase III results in malignant mesothelioma. We are carefully exploring all of our options at this time and are evaluating several licensing opportunities. The details of the "deal" will be disclosed upon finalization.

Our criteria for selecting the ideal strategic partner(s) include:

     o    having a primary focus in oncology;

     o    possessing marketing expertise in this area;

     o    willing to undertake substantial developmental and marketing costs;

     o    becoming a shareholder in our company; and

     o    willing to pay a significant royalty.

The enormous expenditures in our industry and the costs associated with bringing a drug, such as ONCONASE, through the development process are well known. We have raised capital on an "as needed" basis in an attempt to minimize dilution. Our limited financial position over the years has not deterred us and we remain committed to our vision. With the support of our

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ever-loyal  shareholder  base coupled  with our  dedicated  team of  hardworking individuals, sharing one vision, we have been able to focus on executing the tasks at hand. We believe that our long history of diligently working our agenda and fulfilling our mission will pay off for us all, in the not too distant
future.   Alfacell  prides  itself  on  a  solid  corporate  and   technological
foundation,   and  remains  committed  to  maximizing  your  investment  in  the short-term, while gauging the impact of our decisions in the long-term.

A heartfelt thank you, to all of you who have invested in Alfacell and for your continued support and confidence you have placed in us.

Since our 10-K is available on the Internet, we did not include it in this mailing. If you do not have access to the Internet and wish to receive a hard copy, please contact the office.

Cordially,


/s/ Kuslima Shogen
Kuslima Shogen
Chairman and CEO

Except for the historical information herein, the matters discussed in this letter include forward looking statements that may include a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including without limitation, risks inherent and development and clinical testing of pharmaceutical products, obtaining and maintaining regulatory approval, market acceptance of the Company's products, the impact of competitive products and pricing, and the occurrence of any of a number of unforeseeable contingencies beyond the Company's control.